EXHIBIT 23(d)

Consent of Independent Public Accounting Firm

The Board of Management
Organon BioSciences N.V.

We consent to the use of our report dated July 30, 2007, with respect to the combined balance sheets of the OBS Group as of December 31, 2006 and 2005, and the related combined statements of income, invested equity, and cash flows for each of the years in the three-year period ended December 31, 2006, included in this registration statement on Form S-3 of Schering-Plough Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG ACCOUNTANTS N.V.
KPMG Accountants N.V.

Eindhoven,
The Netherlands

August 2, 2007